Exhibit 99.1

News Release
Contacts:
Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com
Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com
H&E Equipment Services Reports Third Quarter Results
BATON ROUGE, Louisiana — (Nov. 8, 2007) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the third quarter ended September 30, 2007. The Company’s third quarter results reflect the acquisition of J.W. Burress, Incorporated, which was completed on September 1, 2007.
Third Quarter 2007 Summary
•	Revenues increased 32.6% to $270.6 million versus $204.1 million a year ago.

•	Gross profit increased 22.0% to $83.9 million from $68.7 million a year ago.

•	EBITDA, as adjusted, (as defined below) increased 21.0% to $69.6 million compared to $57.5 million of EBITDA, as adjusted, a year ago.

•	Income from operations increased 21.5% to $42.4 million compared to $34.9 million a year ago.

•	Net income increased to $20.2 million compared to a net loss of $11.5 million a year ago. Net income, as adjusted, was at $20.4 million for both periods.

•	Total gross margin decreased to 31.0% compared to 33.7% a year ago.
On a comparative basis, the Company’s operating results for the third quarter a year ago were negatively impacted by a $40.8 million ($32.0 million after-tax) non-recurring charge associated with a loss on the early extinguishment of debt in August 2006. This loss has a positive impact on the Company’s year-over-year comparisons. The as adjusted results presented in this press-release exclude the $40.8 million loss from the three months ended September 30, 2006. Also, the as adjusted results for the three months ended September 30, 2007 exclude a $0.3 million ($0.2 million after-tax) loss on early extinguishment of debt on the remaining $4.5 million of principal amount of Senior Secured Notes redeemed on July 31, 2007. Refer to the Unaudited Reconciliation of Non-GAAP Financial Measures at the end of this release for adjustments to the three and nine months ended September 30, 2007 and 2006.
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H&E Equipment Services Reports Third Quarter 2007 Results

November 8, 2007

“Our third quarter results were very solid across the board as all our major business segments delivered improved year-over-year performance. We continued to experience strong new equipment sales as the demand for cranes continued to increase, resulting in a 56.0% increase. Rental revenues also improved during the quarter, increasing 12.2%,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Dollar utilization decreased to 41.9% compared to 42.4% a year ago and improved from 41.5% in the second quarter of this year. Burress currently operates primarily as a distributor with lower dollar utilization than a pure rent-to-rent business. Excluding the one-month of Burress’ rental results from the quarter, our dollar utilization increased over both the prior year and the last quarter to 42.7%. Our integrated business model and focus on commercial high-growth markets continues to deliver strong returns. The petrochemical, oil patch, mining and private non-residential construction sectors continue to show strength and are key drivers of our business. We also anticipate increased spending in our coastal regions related to rebuilding and hurricane protection projects. With the completion of the acquisition of J.W. Burress on September 1st, we have now contiguously expanded our presence throughout the mid-Atlantic region, which affords us additional significant growth opportunities, including the expansion of their rental operations.”
“Revenues of $270.6 million represented growth of 32.6%, or $66.5 million, from a year ago. Considering Burress contributed $10.1 million in revenues for the month of September, our organic growth was 27.6%, or $56.4 million. Every major business segment delivered year-over-year double-digit revenue growth,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “The strength in our business is also apparent in our organic growth of 11.7%, or $27.4 million, from the second quarter of this year.”
“Gross margin for the quarter was 31.0% compared with 33.7% a year ago primarily as a result of shift in revenue mix to new equipment sales. Sequentially, gross margin improved 50 basis points from 30.5% in the second quarter. Improved performance over the second quarter throughout every segment of our business offset the negative impact of higher new equipment sales as a percentage of total revenues to our overall gross margin,” said Ms. Magee. “Overall, we are pleased with our performance this quarter and thus far this year and remain positive about the trends in our business and our expansion into the mid-Atlantic region.”
2007 Outlook
“Our outlook for the remainder of 2007 is positive and as a result of the trends in our business, we are increasing our estimates for the year,” said Mr. Engquist. “We are excited about the opportunities as a result of the Burress acquisition; however, we do not expect that Burress will be accretive or dilutive to earnings for the remaining three month period of 2007.”
•	Revenue — The Company now expects 2007 revenue in the range of $995 million to $1.007 billion.

•	EBITDA — The Company is raising its 2007 EBITDA guidance in the range of $246 million to $252 million.

•	Earnings Per Share — The Company now expects 2007 earnings per share in the range of $1.70 to $1.75 per share based on 38.2 million diluted common shares outstanding and an effective tax rate of approximately 38.5%. Relative to the Company’s 2006 results, its 2007 guidance is based on a significantly higher effective tax rate, 38.5% versus 22.9%, and an increase in common shares outstanding given the effective date of the initial public offering in February 2006.
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H&E Equipment Services Reports Third Quarter 2007 Results

November 8, 2007

FINANCIAL DISCUSSION FOR THIRD QUARTER ENDED SEPTEMBER 30, 2007
•	Revenues — Total third quarter revenues increased $66.5 million to $270.6 million from $204.1 million in the third quarter of 2006. Third quarter revenues included $10.1 million from Burress. The following is revenue by business segment for the third quarter versus the third quarter of 2006:
-	Equipment rentals — Equipment rental revenues were $75.6 million compared with $67.3 million, reflecting an increase of $8.3 million, or 12.3%. At the end of the third quarter of 2007, the original acquisition cost of the Company’s rental fleet was $779.9 million (including $74.0 million of original acquisition cost of Burress’ rental fleet), up $131.8 million from $648.1 million at the end of the third quarter of 2006. Third quarter equipment rental revenues included $1.3 million from Burress. Dollar utilization was 41.9%, including September results from Burress, compared to 42.4%. Dollar utilization was 42.7% excluding September results from Burress.

-	New equipment sales — New equipment sales were $94.7 million compared with $60.7 million, reflecting an increase of $34.0 million, or 56.0%. Third quarter new equipment sales included $3.0 million from Burress.

-	Used equipment sales — Used equipment sales were $44.5 million compared to $29.7 million, reflecting an increase of $14.8 million, or 49.7%. Third quarter used equipment sales included $2.9 million from Burress.

-	Parts sales - Parts sales were $26.7 million, representing a $5.7 million, or 27.2%, increase compared with $21.0 million. Third quarter parts sales included $1.8 million from Burress.

-	Service revenues - Service revenues were $16.9 million, representing a $2.8 million, or 19.7%, increase compared with $14.1 million. Third quarter service revenues included $0.8 million from Burress.
•	Gross Profit — Total gross profit for the third quarter of 2007 was $83.9 million compared with $68.7 million for the third quarter of 2006, reflecting an increase of $15.2 million, or 22.1%. Third quarter gross profit margin decreased to 31.0% from 33.7% for the third quarter of 2006, primarily as a result of revenue mix. Third quarter gross profit included $2.3 million from Burress. The following is gross profit by business segment for the third quarter of 2007 versus the third quarter of 2006:
-	Equipment Rentals — Gross profit from equipment rentals increased to $40.0 million from $36.3 million. Third quarter equipment rental gross profit included $0.4 million from Burress.

-	New equipment sales — New equipment sales gross profit increased to $13.2 million from $7.4 million. Third quarter new equipment sales gross profit included $0.4 million from Burress.

-	Used equipment sales — Used equipment sales gross profit increased to $10.8 million compared to $8.0 million. Third quarter used equipment sales gross profit included $0.5 million from Burress.
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H&E Equipment Services Reports Third Quarter 2007 Results

November 8, 2007

-	Parts sales — Gross profit from parts sales increased to $7.8 million from $6.1 million. Third quarter parts gross profit included $0.6 million from Burress.

-	Service revenues — Gross profit from service revenues increased to $10.7 million from $9.0 million. Third quarter service gross profit included $0.4 million from Burress.
•	Selling, General And Administrative Expenses — Selling, general and administrative expenses for the third quarter of 2007 were $41.6 million compared with $34.1 million last year, a $7.5 million, or 22.0%, increase. As a percentage of total revenues, selling, general and administrative expenses for the third quarter of this year were 15.4% compared with 16.7% last year. Third quarter selling, general and administrative expenses included $1.2 million from Burress.

•	Income From Operations — The Company reported income from operations of $42.4 million compared to $34.9 million in the third quarter of last year, reflecting an increase of $7.5 million, or 21.5%. Third quarter income from operations included $1.0 million from Burress.

•	Net Income — Net income increased to $20.2 million from a net loss of $11.5 million in the third quarter of last year. The Company’s third quarter 2007 results included a $0.3 million ($0.2 million after-tax) and third quarter 2006 results included a $40.8 million ($32.0 million after-tax) loss on early extinguishment of debt. Net income, as adjusted, was $20.4 million as compared to $20.4 million a year ago. The effective tax rate increased to 39.4% as compared with 21.6% last year.

•	EBITDA — EBITDA, as adjusted, for the third quarter increased 21.0% to $69.6 million compared with $57.5 million during the third quarter of 2006. EBITDA, as adjusted, as a percentage of revenues was 25.7% compared with 28.2% in the third quarter of 2006. Burress contributed $1.7 million of EBITDA for the one month of September.
Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA and net income on an as adjusted basis). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.
Conference Call
The Company’s management will hold a conference call to discuss third quarter results today, Thursday, November 8, 2007, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-0825 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on Thursday, November 8, 2007, and will continue through November 16, 2007, by dialing 719-457-0820 and entering confirmation code 5740611.
The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on November 8, 2007, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.
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H&E Equipment Services Reports Third Quarter 2007 Results

November 8, 2007

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 62 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.
Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release is the information provided under the heading “2007 Outlook.” Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire, including the acquisition of J.W Burress, Incorporated; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.
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H&E Equipment Services Reports Third Quarter 2007 Results

November 8, 2007

H&E EQUIPMENT SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Equipment rentals	$75,598	$67,327	$208,371	$185,333
New equipment sales	94,675	60,673	240,910	173,333
Used equipment sales	44,503	29,668	110,190	97,387
Parts sales	26,716	21,024	73,803	61,574
Service revenues	16,877	14,074	46,599	39,782
Other	12,218	11,369	33,595	31,472

Total revenues	270,587	204,135	713,468	588,881
Cost of revenues:
Rental depreciation	24,468	20,644	68,132	56,674
Rental expense	11,173	10,339	33,802	31,427
New equipment sales	81,523	53,321	208,875	151,615
Used equipment sales	33,730	21,708	82,604	71,253
Parts sales	18,895	14,895	52,224	43,499
Service revenues	6,131	5,045	16,899	14,343
Other	10,768	9,436	30,112	27,005

Total cost of revenues	186,688	135,388	492,648	395,816

Gross profit	83,899	68,747	220,820	193,065

Selling, general, and administrative expenses	41,609	34,118	117,124	108,545
Gain on sale of property and equipment	97	241	444	400

Income from operations	42,387	34,870	104,140	84,920

Loss on early extinguishment of debt	(325)	(40,771)	(325)	(40,771)
Interest expense	(9,007)	(9,060)	(26,597)	(29,342)
Other income, net	293	245	816	675

Income (loss) before provision for income taxes	33,348	(14,716)	78,034	15,482

Provision (benefit) for Income taxes	13,154	(3,185)	30,480	3,290

Net income (loss)	$20,194	$(11,531)	$47,554	$12,192

EARNINGS (LOSS) PER SHARE
Basic — Earnings (loss) per share	$0.53	$(0.30)	$1.25	$0.33

Basic — Weighted average number of common shares outstanding	38,095	38,070	38,090	36,550

Diluted — Earnings (loss) per share	$0.53	$(0.30)	$1.25	$0.33

Diluted — weighted average number of common shares outstanding	38,095	38,070	38,090	36,587

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H&E Equipment Services Reports Third Quarter 2007 Results

November 8, 2007

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	September 30,	December 31,
	2007	2006
Cash	$1,916	$9,303
Rental equipment, net	556,169	440,454
Total assets	981,743	759,942

Total debt (1)	335,926	265,965
Total liabilities	698,055	524,358
Stockholders’ equity	283,688	235,584
Total liabilities and stockholders’ equity	$981,743	$759,942

(1)	Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, senior secured notes (at December 31, 2006), capital lease obligations (at September 30, 2007) and notes payable obligations, net of original issue discount, where applicable.
H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

Three Month Period Ended September 30,
	2007		2007
	(As Reported)	Adjusted	(As Adjusted)
Income from operations	$42,387	—	$42,387
Loss on early extinguishment of debt (1)	(325)	325	—
Interest expense	(9,007)	—	(9,007)
Other income, net	293	—	293

Income before provision for income taxes	33,348	325	33,673
Provision for income taxes	13,154	128	13,282

Net income	$20,194	$197	$20,391

EARNINGS PER SHARE
Basic — Earnings per share	$0.53	$0.01	$0.54
Basic — Weighted average number of common shares outstanding	38,095	38,095	38,095
Diluted — Earnings per share	$0.53	$0.01	$0.54
Diluted — Weighted average number of common shares outstanding	38,095	38,095	38,095
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H&E Equipment Services Reports Third Quarter 2007 Results

November 8, 2007

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

Three Month Period Ended September 30,
	2006		2006
	(As Reported)	Adjusted	(As Adjusted)
Income from operations	$34,870	—	$34,870
Loss on early extinguishment of debt (1)	(40,771)	40,771	—
Interest expense	(9,060)	—	(9,060)
Other income, net	245	—	245

Income (loss) before provision for income taxes	(14,716)	40,771	26,055
Provision (benefit) for income taxes	(3,185)	8,807	5,622

Net income (loss)	$(11,531)	$31,964	$20,433

EARNINGS (LOSS) PER SHARE
Basic — Earnings (loss) per share	$(0.30)	$0.84	$0.54
Basic — Diluted average number of common shares outstanding	38,070	38,070	38,070
Diluted — Earnings (loss) per share	$(0.30)	$0.84	$0.54
Diluted — Weighted average number of common shares outstanding	38,070	38,070	38,070

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net income (loss)	$20,194	$(11,531)	$47,554	$12,192
Interest expense	9,007	9,060	26,597	29,342
Provision (benefit) for income taxes	13,154	(3,185)	30,480	3,290
Depreciation	26,632	22,392	74,242	61,684
Amortization	258	11	270	34

EBITDA	$69,245	$16,747	$179,143	$106,542

Loss on early extinguishment of debt (1)	325	40,771	325	40,771
Management services agreement termination fee (2)	—	—	—	8,000

Adjusted EBITDA	$69,570	$57,518	$179,468	$155,313

(1)	Adjustment relates to a loss on early extinguishment of the Company’s Senior Secured Notes in July 2007 and Senior Secured and Senior Subordinated Notes in August 2006.

(2)	Adjustment relates to a non-recurring charge of $8.0 million for the termination of a management services agreement in connection with the Company’s initial public offering in February 2006.
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